UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Raven Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Raven Industries, Inc.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
Telephone 605-336-2750

April 9, 2021

Dear Shareholder:

You are cordially invited to join us for our Annual Meeting of Shareholders to be held on Tuesday, May 25, 2021, at 9:00 a.m. CDT at Raven Industries Corporate Headquarters, 205 E. 6th Street, Sioux Falls, South Dakota 57104.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

Due to the COVID-19 pandemic, the Company will ask attendees at the Meeting to follow social distancing guidelines as expressed by the U.S. Center for Disease Control and Prevention (CDC), and will ask attendees to wear a face mask.

Your vote helps to lower overall proxy costs and eliminates phone calls. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the meeting in person, you may vote your shares as described in the following materials.

Sincerely,

Daniel A. Rykhus President and Chief Executive Officer

RAVEN INDUSTRIES, INC.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 25, 2021
____________________________________________________

Time and Date	9:00 a.m. CDT on Tuesday, May 25, 2021

Place	Raven Industries Corporate Headquarters
205 E. 6th Street
Sioux Falls, South Dakota 57104

Items of	(1) Elect eight directors.
Business	(2) A non-binding advisory vote to approve the compensation for executive officers disclosed in this Proxy Statement.
(3) Ratify the appointment of the Independent Registered Public Accounting Firm for fiscal year 2022.
(4) Consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Record Date	You are entitled to vote if you were a shareholder of record at the close of business on March 30, 2021.

Annual Meeting	If you are a shareholder, please come to the Annual Meeting and present proof of ownership of Company stock at the registration table, such as your last broker or EQ Shareowner Services (formerly Wells Fargo Shareowner Services) statement. The Annual Meeting is open to shareholders and guests invited by the Company.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:
(1) over the Internet;
(2) by telephone; or
(3) by mail.

For specific instructions, refer to page 1 of this Proxy Statement and the voting instructions on the proxy card.
THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 9, 2021.

By Order of the Board of Directors,

Lee A. Magnuson
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 25, 2021.
The Proxy Statement and the Annual Report are available at: http://investors.ravenind.com/financial-information

PROXY STATEMENT
of
RAVEN INDUSTRIES, INC.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota 57117-5107

Annual Meeting of Shareholders to be held
May 25, 2021

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Raven Industries, Inc. (the "Company" or "Raven") to be used at the Annual Meeting (the "Meeting" or "Annual Meeting") of Shareholders of the Company, which is to be held on Tuesday, May 25, 2021, at 9:00 a.m. CDT at Raven Corporate Headquarters, 205 E. 6th Street, Sioux Falls, South Dakota.

The approximate date on which this Proxy Statement and accompanying proxy were first sent or given to shareholders was April 9, 2021. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke it at any time prior to its use by giving notice of such revocation to the Company in writing or at the Meeting or by such shareholder giving a valid proxy bearing a later date. Presence at the Meeting by a shareholder who has signed a proxy does not alone revoke the proxy. Only shareholders of record at the close of business on March 30, 2021, (the “Record Date”) will be entitled to vote at the Meeting or any adjournments thereof.

When used in this Proxy Statement, the terms "Raven," "we," "our," "us" and the "Company" refer to Raven Industries, Inc. In addition, the term "fiscal year" refers to our fiscal year, which is based on a trailing twelve-month period ending January 31 of each year (e.g., fiscal year 2021 refers to the trailing twelve-month period ended January 31, 2021).

VOTING SECURITIES AND PROXIES

The Company has one class of voting securities outstanding, Common Stock $1.00 par value, of which 35,869,499 shares were outstanding as of the close of business on the Record Date. In order to constitute a quorum to conduct business at the Meeting, shareholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy.

You are entitled to one vote for each share of Common Stock that you hold, except for the election of Raven directors. With respect to the election of directors, if you vote for all nominees, one vote per share will be cast for each of the eight nominees. You may withhold votes from any or all nominees. Except for the votes that shareholders of record withhold from any or all nominees, the persons designated as proxies in the proxy card will vote such proxy "FOR" each nominee, if so directed, and, if necessary, will exercise cumulative voting rights to elect the nominees as directors of the Company. If you wish to cumulate your votes in the election of directors, you are entitled to as many votes equal to the number of shares held by you at the close of business on the Record Date, multiplied by the number of directors to be elected. You may cast, under the cumulative voting option, all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, a holder of 100 shares may cast 800 votes for a single nominee, apportion 100 votes for each of the eight nominees or apportion 800 votes in any other manner by so noting in the space provided on the proxy card. The cumulative voting feature for the election of directors is also available by voting in person at the Meeting; it is not available by telephone or on the Internet.

In the election of directors, the eight director nominees who receive the highest number of votes will be elected as directors. Notwithstanding the foregoing, if a director is elected by less than a majority of the votes cast “FOR” or “AGAINST” the election of the director in an uncontested election, the director shall promptly offer to tender his or her resignation to the Board (commonly referred to as a "plurality-plus" standard). The Board, upon recommendation of the Governance Committee, shall determine whether to accept or reject the offer to resign and publicly disclose its decision and rationale within ninety (90) days after the date of the election. The director who offers to tender his or her resignation shall not participate in the decision. Abstentions and broker non-votes will have no effect on the election of directors.

With respect to Proposal Nos. 2 and 3, the proposals will be approved if the number of shares voted "FOR" exceeds the number of shares voted "AGAINST". Abstentions and broker non-votes will have no effect on these votes. Furthermore the vote on Proposal No. 2 is advisory.

If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in “street name,” and it indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered to be represented at the Meeting for purposes of calculating the vote with respect to such matter on which a vote is taken. Brokers have discretionary voting authority on Proposal No. 2, but no discretion to vote without instructions from the beneficial holder on the other proposals.

OWNERSHIP OF COMMON STOCK

The following table shows certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date by: (i) each of the directors, (ii) each of the Named Executives of the Company, as later defined, (iii) any person known by the Company to be the owner, of record or beneficially, of more than 5% of the Common Stock, and (iv) all current executive officers and directors as a group.

Name of Beneficial Owner	Director Non-voting Stock Units Vested	Shares Beneficially Owned		Percent of class
NON-EMPLOYEE DIRECTORS

Jason M. Andringa	33,758	15,000	(1)	*

Thomas S. Everist	31,872	30,869	(1)	*

Janet M. Holloway	8,018	—	(1)	*

Kevin T. Kirby	30,148	13,207	(1)	*

Marc E. LeBaron	31,814	30,813	(1, 2)	*

Lois M. Martin	8,018	—	(1)	*

Richard W. Parod	8,343	5,800	(1)	*

NAMED EXECUTIVES

Daniel A. Rykhus		308,655	(3,4)	*

Steven E. Brazones		46,616	(5)	*

Anthony D. Schmidt		73,937	(6)	*

Scott W. Wickersham		29,122	(7)	*

Lee A. Magnuson		3,055	(8, 9)	*

Brian E. Meyer		53,016	(10)	*

OWNERS OF MORE THAN 5% OF THE COMMON STOCK

BlackRock, Inc. 55 East 52nd Street New York, NY 10055		5,483,676	(11)	15%

The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355		3,641,379	(12)	10%

All executive officers and directors as a group (13 persons)		613,552	(1,13)	2%
* Less than 1%

(1) Does not include non-voting vested stock units held by the non-employee directors under the Deferred Compensation Plan for Directors

(2)    Includes 19,662 shares held indirectly by spouse, as to which he disclaims beneficial ownership.

(3)    Includes 57,945 shares that may be purchased within 60 days by exercise of outstanding options.

(4)    Mr. Rykhus is both a Named Executive and a Director.

(5)    Includes 5,045 shares that may be purchased within 60 days by exercise of outstanding options.

(6)    Includes 14,570 shares that may be purchased within 60 days by exercise of outstanding options.

(7)     Includes 8,693 shares that may be purchased within 60 days by exercise of outstanding options.

(8)    Includes 1,523 shares that may be purchased within 60 days by exercise of outstanding options.

(9)    Includes 28 shares held indirectly by spouse, as to which he disclaims beneficial ownership.

(10)    Includes no shares that may be purchased within 60 days by exercise of outstanding options.

(11)    Data based on Schedule 13G/A filed by the shareholder with the SEC on January 26, 2021. Based on such information, BlackRock, Inc. has sole voting power with respect to 5,402,025 shares and sole dispositive power with respect to 5,483,676 shares.

(12)    Data based on Schedule 13G/A filed by the shareholder with the SEC on February 10, 2021. Based on such information, The Vanguard Group, Inc. has shared voting power with respect to 41,912 shares, sole dispositive power with respect to 3,570,661 shares, and shared dispositive power with respect to 70,718 shares.

(13)    Includes 87,775 shares that may be purchased by all current executive officers within 60 days by exercise of outstanding options.

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Director Nominees and Qualifications

Eight directors are to be elected at the Meeting, with each director to serve until the next Annual Meeting of shareholders. All of the nominees listed below are now serving as directors and all of the nominees have agreed to serve.
In accordance with Raven's Nominations Policy dated August 28, 2018, directors are not re-nominated after they reach their 72nd birthday.

The following paragraphs provide information as of the date of this Proxy Statement about each nominee. All positions held within the Company, principal occupation and business experience for the past five years, the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years, and whether each director is independent. Independence has been determined by the Board according to Nasdaq Stock Market ("NASDAQ") listing standards.

As described later under "Corporate Governance - Nominations to the Board of Directors," in considering nominations to the Board of Directors, the Governance Committee of the Board considers such qualities as the individual's experience, character, integrity, and other factors. As a whole, the Board believes the current Board is composed of directors who bring diverse experiences and backgrounds relevant to the Company's business; who form a balanced core of business executives with varied expertise; who have substantial experience outside the business community; and who will represent the balanced, best interests of the shareholders as a whole. We also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Each nominee's description below includes information regarding such nominee's specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven

Jason M. Andringa (45) 2013 Independent Director
Mr. Andringa is President and Chief Executive Officer of Vermeer Corporation, a world leading manufacturer of equipment for the construction, agriculture, surface mining, forestry, and landscaping industries based in Pella, IA. Mr. Andringa has held this position since November 2015. Prior to becoming President and Chief Executive Officer, Mr. Andringa held a variety of positions within Vermeer Corporation, including Chief Operating Officer, President of Forage & Environmental Solutions, Vice President for Dealer Distribution and Global Accounts, and was based in the Netherlands while serving as Managing Director for Europe, the Middle East, and Africa. Prior to joining Vermeer in 2005, Mr. Andringa was a staff engineer for four years at NASA's Jet Propulsion Laboratory where he applied his Master of Science in Aeronautics and Astronautics from MIT. He currently serves on several professional, industry, and philanthropic boards, including Camcraft, Inc., National Association of Manufacturers (NAM), Association of Equipment Manufacturers (AEM), The Nature Conservancy of Iowa, and Central College.

We believe Mr. Andringa is qualified to serve on the Board because of his leadership experience from serving as President and Chief Executive Officer of Vermeer Corporation. He provides valuable insight on manufacturing and operations and has substantial experience in both domestic and international markets. Additionally, his management of financial personnel and audit procedures and his strong understanding of accounting principles, internal controls and audit committee functions, make him an audit committee financial expert.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven

Thomas S. Everist (71) 1996 Independent Director
Mr. Everist is President and Chief Executive Officer of The Everist Company, an investment and land development company located in Sioux Falls, SD. He has held these positions since 2002. Prior to that, he was President and Chief Executive Officer of L.G. Everist, Inc. from 1987 to 2002. Both companies are involved in production of construction materials including aggregate, concrete and asphalt. Since 2006, he has been a managing member of South Maryland Creek Ranch, LLC, a land development company, and President of SMCR, Inc., an investment company. He has been a managing member of MCR Builders, LLC, which provides residential building services to South Maryland Creek Ranch, LLC, since 2014. He is a director and chairman of the board of Everist Health, Inc., a personalized medicine company that develops and commercializes unique medical technology. In addition to leading his various companies, he serves as an independent director of MDU Resources Group, Inc., (NYSE: MDU) Bismarck, ND, a publicly traded energy and utility company, and serves on the Compensation Committee. He is also a director of several non-public companies, including Showplace Wood Products and Bell, Inc.

We believe Mr. Everist is qualified to serve on the Board because he is a well-respected professional and community leader within the Company’s home state of South Dakota and is able to provide local perspective on issues facing the Company. Additionally, Mr. Everist has a strong understanding of production and logistical operations and brings demonstrated success in business and leadership skills, serving as president and chairman of his companies. As a result, he has an understanding of accounting principles, internal controls and audit committee functions and is considered an audit committee financial expert.

Janet M. Holloway (67) 2018 Independent Director	Ms. Holloway is the former Senior Vice President, Chief of Staff and Community Relations for The Monsanto Company (acquired by Bayer in 2018), which delivers a broad range of solutions to farmers to help nourish our growing world, a position she held from 2005 until her retirement in September 2018. She joined Monsanto in 1984 and held a variety of positions in the information technology organization, including Chief Information Officer, and served as VP for Human Resources. Prior to Monsanto, she was a Staff Research Associate at Washington University's Center for Air Pollution Impact and Trend Analysis for six years. Ms. Holloway currently serves on the boards of Cortex Innovation Community, Nine Network of Public Media, United Way of Greater St. Louis, Technology Entrepreneur Center, Inc., and is a member of the Washington University McKelvey School of Engineering National Council.

We believe Ms. Holloway is qualified to serve on the Board because she is an accomplished executive who brings valuable business and organizational leadership perspective and insight to the Board from her more than 30 years of experience where she held a variety of management roles and led successful efforts to drive growth, ultimately serving as a Senior Vice President of Monsanto.
Kevin T. Kirby (66) 2007 Independent Director
Mr. Kirby has served as Chief Executive Officer and a director of Face It TOGETHER, a non-profit organization, since he co-founded it in 2008 until his retirement in January 2020. Prior to that, he was the Executive Vice President and Treasurer of Western Surety Company, a large regional insurance company, from 1979 to 1992. He was elected a director of the Company in 1989 and resigned his position in 2001. He was asked to rejoin the Board in 2007.
We believe Mr. Kirby is qualified to serve on the Board because he brings over 36 years of expertise in corporate finance and investment management, as well as an insurance background, and provides a valuable risk management perspective. In his position as Executive Vice President, he developed an understanding of accounting principles, internal controls and audit committee functions.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven

Marc E. LeBaron (66) 2011 Independent Director
Mr. LeBaron was named Chairman of Raven's Board in May 2017. He has served as Chairman and Chief Executive Officer of Lincoln Industries in Lincoln, NE since 2001. Lincoln Industries is a supplier of products requiring high performance metal finishing. Mr. LeBaron served on the board of directors from 2005 to 2015 of Ballantyne Strong, Inc., a publicly traded technology company. He has also served as a director of Assurity Security Group, Inc., Lincoln, NE since June 2009, and is currently serving as the board's Lead Director.

We believe Mr. LeBaron is qualified to serve on the Board because of his extensive leadership experience as Chief Executive Officer and Chairman of Lincoln Industries. His organizational leadership experience, ability to identify and implement business strategy and knowledge of corporate governance give him the operational expertise and breadth of knowledge that qualify him to serve as director.

Lois M. Martin (58) 2018 Independent Director
Ms. Martin joined M.A. Mortenson Company, a global design, development, construction and operations company, in 2017 as Chief Financial Officer. She is responsible for Mortenson’s global finance, accounting, treasury, planning, and information technology functions, and serves on the company’s investment, risk management, innovation, technology, properties, compliance and development committees. Prior to joining Mortenson, Ms. Martin was the Chief Financial Officer of Ceridian Corporation, a leading human capital management cloud-based software developer and provider, from 2012 to 2016. Before her role at Ceridian, Ms. Martin held chief financial officer roles at Capella Education Company and Deluxe Corporation. In these organizations, she led and oversaw significant strategic transformations, growth and scaling of infrastructures, investor relations, capital restructurings, and IPOs, along with mergers, acquisitions and divestitures. Ms. Martin, a graduate of Augustana University (Sioux Falls, SD), has served on the boards of various for-profit and not-for-profit organizations over her career. She is currently serving on the board of directors of Donnelley Financial Services (NYSE: DFIN) and Augustana University.

We believe Ms. Martin is qualified to serve on the Board because her public company background in accounting and finance, along with her strategic business and corporate governance experience makes her a strong fit for the Raven Board and she is considered an audit committee financial expert.

Richard W. Parod (67) 2017 Independent Director	Mr. Parod served as President and Chief Executive Officer of Lindsay Corporation, a publicly traded company that manufactures and distributes agricultural equipment, from 2000 until his retirement in 2017. He also served as a director of Lindsay Corporation from April 2000 until his retirement. During his time with Lindsay Corporation, Mr. Parod established an international footprint, executing strategic acquisitions and leading the development of several new products and technologies. Prior to joining Lindsay Corporation, Mr. Parod served as the Vice President and General Manager of Toro Irrigation, a division of The Toro Company, from 1997 to March 2000. From 1993 to 1997, he was an executive officer of James Hardie Irrigation, serving as President of that company from 1994 to 1997. Currently, he serves as an independent director of Alamo Group, Inc., (NYSE: ALG) a publicly traded infrastructure and agriculture equipment company, where he serves on the Audit and Nominating/Corporate Governance Committees, and is chair of the Compensation Committee.

We believe Mr. Parod is qualified to serve on the Board because he brings a significant amount of leadership experience as a former President and Chief Executive Officer of a publicly traded company. He also has a deep understanding of issues related to mergers and acquisitions, international expansion, and growth and development of an organization. Having served on the boards of other publicly traded companies, he brings a wealth of knowledge on corporate governance and shareholder issues to the Board. As a result, he has an understanding of accounting principles, internal controls and audit committee functions and is considered an audit committee financial expert.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven

Daniel A. Rykhus (56) 2008 Not Independent	Mr. Rykhus was named President and Chief Executive Officer of Raven in 2010. Prior to that, he served as Executive Vice President of the Company since 2004. He was the General Manager of the Applied Technology Division from 1998 through 2009, growing the division's sales from $15 million to over $100 million. He joined the Company in 1990 as Director of World Class Manufacturing. Mr. Rykhus is an independent director of Great Western Bank, (NYSE: GWB) a publicly traded financial services company, where he serves on the Governance and Nominating Committee and chairs the Compensation Committee. He also serves on the boards of many non-profit organizations in Sioux Falls, SD.

The Board believes that Mr. Rykhus is an appropriate representative of management on the Board given his position as a senior executive officer and his long tenure with the Company, having over 30 years of experience with the Company. In addition, Mr. Rykhus brings a wealth of industry experience to the Board.

All shares represented by proxies will be voted FOR all the previously named nominees unless a contrary choice is specified. If any director nominee should withdraw or become unavailable to serve for reasons not presently known, the proxies that would otherwise have been voted for such nominee will be voted for a substitute nominee that may be selected by the Governance Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES IN PROPOSAL
NO. 1.

PROPOSAL NO. 2 -- ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company's executive compensation program is designed to align the interests of the executive team with those of Raven's shareholders. The "Compensation Discussion and Analysis," that begins on page 17 explains our compensation programs in more detail. In summary, the Board of Directors recommends that the shareholders approve our executive compensation for the following reasons, among others:

▪Our executive compensation program uses salary, benefits, a short-term incentive plan, and a long-term equity incentive plan, with a focus on tying compensation to corporate performance, while remaining competitive to retain and attract a highly qualified management team. Our long-term equity incentive plan ("LTIP") incorporates restricted stock units (RSUs") that are performance-based, tying compensation more closely to corporate performance, and the long-term creation of shareholder value.
▪Over the past several years, we have worked with independent compensation consultants, on a periodic basis, to evaluate our compensation relative to our peers.

At the Annual Meeting, the shareholders will be given the opportunity to vote, on an advisory basis, to approve the compensation of the Named Executives of the Company, as disclosed in the tabular and narrative disclosure regarding executive compensation contained in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Because the vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee (the “Compensation Committee”) values the opinions of our shareholders and expects to take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 2.

PROPOSAL NO. 3 -- RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP ("Deloitte") to serve as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2022. Deloitte has served as the Company's independent registered public accounting firm since March 2017. While it is not required to do so, our Board is submitting the selection of Deloitte for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. A representative of Deloitte is expected to be at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 3.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held five meetings during fiscal year 2021. The Company has a Governance Committee, Audit Committee, and Personnel and Compensation Committee. All Directors attended at least 75 percent of their Board and Committee meetings during fiscal year 2021. The charters for each committee are available on Raven's website, http://investors.ravenind.com.

Information about each Committee (as of March 11, 2021) follows:

Governance Committee
Members:	Kevin T. Kirby (Chair) Jason M. Andringa Thomas S. Everist Janet M. Holloway Lois M. Martin Marc E. LeBaron Richard W. Parod

Independence:	All of the Governance Committee members meet the independence requirements of the NASDAQ listing standards.

Responsibilities:
The Governance Committee creates and monitors the structure and process by which the Board operates. It reviews corporate governance standards and nominates candidates for the Board of Directors. It met two times in fiscal year 2021. The Governance Committee is also responsible for assessing the Board's effectiveness. It has established policies regarding shareholder communications with the Board, nominations, and related party transactions, which are available on the Company's website, www.ravenind.com.

Audit Committee
Members:	Jason M. Andringa (Chair) Thomas S. Everist Lois M. Martin Richard W. Parod

Independence and Financial Expertise:	The Board has determined that each member of the Audit Committee meets the requirements to be named an “audit committee financial expert” as defined by the SEC rules. The Audit Committee members also meet the independence requirements of the NASDAQ listing standards, including the applicable independence requirements for audit committee membership.

Responsibilities:	The Audit Committee monitors the Company's procedures for reporting financial information to the public. It held seven meetings with management and the independent registered public accounting firm in fiscal year 2021. It is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm and has the sole authority to appoint or replace the independent registered public accounting firm. It reviews the independence, qualifications, and performance of the independent registered public accounting firm and reviews the performance of the internal audit function. The Audit Committee reviews the scope of the annual audit and also discusses the results for each quarter and the Company's earnings release drafts with management and the independent registered public accounting firm. It also reviews related reports and recommendations and pre-approves any non-audit services provided by such firm. The Audit Committee also considers the Company’s risk management policies and oversees the Company’s legal and regulatory compliance, including compliance with the Company’s Related Party Transactions Policy and its Code of Conduct. The Audit Committee maintains open lines of communication with the Board of Directors, Raven's financial management, internal audit, and the independent registered public accounting firm. See the “Audit Committee Report” on page 39.

Personnel and Compensation Committee (also known as "Compensation Committee")
Members:	Janet M. Holloway (Chair) Kevin T. Kirby Marc E. LeBaron

Independence, Insiders and Interlocks:
All of the Compensation Committee members meet the independence requirements of the NASDAQ listing standards, including the applicable independence requirements for compensation committee membership. No executive officer of the Company served as a member of the compensation committee or board of directors of another entity in which one of those executive officers served on the Company's Compensation Committee or Board of Directors during fiscal year 2021.

Responsibilities:
The Compensation Committee reviews the Company's executive remuneration policies and practices, and makes recommendations to the Board in connection with compensation matters affecting the Company. It held three meetings in fiscal year 2021. Compensation matters concerning the Chief Executive Officer were approved by the full Board in executive session, with the Chief Executive Officer excused. See the “Compensation Committee Report” on page 38.

CORPORATE GOVERNANCE

Leadership Structure

Raven has kept the Chief Executive Officer ("CEO") and Chairman of the Board positions separate since 1961. The duties of the Chairman of the Board include collaborating with the CEO to establish an agenda for Board and shareholder meetings, chairing the meetings, and calling executive sessions, as needed. The Chairman, along with the Governance Committee, leads the establishment of governance standards. The Chairman also helps facilitate communication among Board members and Raven management.

The Board does not have a formal policy as to whether the position of the Chairman and the position of the CEO should be separate, and intends to preserve the freedom to decide what is in the best interests of the Company at any point in time.

Nominations to the Board of Directors

The Governance Committee of the Board of Directors seeks to recruit highly skilled and engaged candidates who have the ability to strengthen the Board. Current directors whose performance, capabilities, and experience meet the Company's expectations and needs may be nominated for re-election. In accordance with Raven's Nominations Policy, directors are not re-nominated after they reach their 72nd birthday.

Pursuant to the Company's Articles of Incorporation, the size of the Board shall be between seven and eleven members. The Company's Bylaws provide that the number of directors will be established by action of the Board, and the Board has currently set the number of directors at eight. A majority of the directors must be independent, as defined by the SEC and NASDAQ regulations.

Recognizing that the contribution of the Board will depend on not only the character and capabilities of the directors taken individually but also on their collective strengths, the Governance Committee has determined the Board should be composed of:

▪Directors chosen with a view toward bringing to the Board diverse experiences and backgrounds relevant to the Company's business;
▪Directors who will form a balanced core of business executives;
▪Directors who have substantial experience outside the business community - in the public, academic, or scientific communities, for example; and
▪Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies.

In considering possible candidates for election as a director, the Governance Committee is guided in general by the composition guidelines established above and, in particular, by the following:

▪Each director should be an individual of the highest character and integrity and have an inquiring mind, vision, and the ability to work well with others and exercise good judgment;
▪Each director should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
▪Each director should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director;
▪Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and
▪Each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

Consistent with the Company's Bylaws and the Governance Committee Charter, the Governance Committee will review and consider for nomination any candidate for membership to the Board recommended by a shareholder of the Company, in accordance with the evaluation criteria and selection process described above. Shareholders wishing to recommend a candidate to the Governance Committee for consideration, in connection with an election at a specific annual meeting, should notify the Governance Committee well in advance of the meeting date to allow adequate time for the review process and preparation of the proxy statement, and, in any event, no later than the first day of February preceding that year's annual meeting. Shareholders may submit director nominations to bring before future annual meetings by complying with the advance notice procedures contained in the Company's Bylaws. See the timing requirements described under “Procedures for Submitting Shareholder Proposals” on page 40.

Risk Oversight

The Board provides oversight as to how management runs the business, including management's approach to risk tolerance and risk management. Management is directly responsible for risk management. The Board considers risk management in its deliberations on various matters and has delegated aspects of its risk oversight role to certain committees. The Audit Committee considers risk, including the impact of legal, credit, and regulatory compliance matters, when evaluating the integrity of Raven's financial statements. The role of the audit process and internal control systems, including the role of the Board, in monitoring and controlling risk is also reviewed by the Audit Committee. The Compensation Committee evaluates performance of the CEO, including risk tolerance and “tone at the top.” The Audit Committee also considers the structure of the Company's compensation plans and how they might affect risk tolerance and fraud risk. The Governance Committee considers risk when determining the Board leadership structure, nominating directors, and evaluating Board performance. These committees, which all consist solely of independent directors, are empowered to perform independent investigations of corporate matters, should the need arise. Each quarter the full Board reviews developments within various risk categories, such as product performance, concentration, and technology innovation, and reviews insurance coverage at least annually with management. The Board also considers the risk implications of Raven's business strategies, including international growth and acquisitions, along with its execution of those strategies, as the Board monitors overall Company performance.

Short Sales, Hedging, and Pledging

In accordance with Raven’s insider trading policy, the Company prohibits its officers, directors and employees from engaging in hedging transactions, including any purchase of a financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities owned directly or indirectly by such persons or anyone designated to engage in securities transactions on behalf of such person. In addition, the policy prohibits the covered persons from purchase of the Company’s securities on margin or otherwise pledging Company securities. The covered persons are also prohibited from short selling the Company’s securities, buying or selling put or call options on the Company’s securities and entering into “costless collar” or similar transactions intended to preserve value of the Company’s securities. In addition to the Company’s officers, directors and employees, the covered persons also include family members of such Company personnel and certain other related parties.

Code of Ethics

The Board of Directors, through its Governance Committee, has adopted a Code of Conduct that applies to directors, officers, and all employees of the Company. The Code of Conduct is available on Raven's website at www.ravenind.com.

Related Party Transactions

Raven has adopted a written policy governing related party transactions. Under this policy, before effecting or continuing any "related party transaction," the Audit Committee of the Board must first approve or ratify the transaction and conclude that the transaction is on terms comparable to those that the Company could reasonably expect in an arm's length transaction with an unrelated third party. Under the policy, a “related party transaction” is any transaction with a related party other than one generally available to all Company employees or involving an amount less than $25,000. A “related party” is (i) a senior officer or a director, including members of their immediate family, (ii) a holder of more than 5% of our common stock, or (iii) an entity owned or controlled by the persons described in clauses (i) or (ii). The policy is available on Raven's website at www.ravenind.com.

Board Diversity
The Board recognizes that diverse backgrounds and experiences are helpful to its deliberations and includes these attributes in its nominations policy outlined in the “Nominations to the Board of Directors” section above. The Governance Committee seeks candidates for the Board who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies. Raven does not have a formal Board diversity policy.

Board Evaluation Process
Evaluating board performance is an essential component for ensuring good governance. The Company’s Board of Directors maintains an effective and robust evaluation process. Directors take part in self evaluations, individual director assessments prepared by the Chairman, committee and chair evaluations, and skill matrix plotting for board succession planning. In total, this process provides insight for how individual Directors and the Board perform and contribute value to the Company. Additionally, it provides opportunity for continuous learning and improvement.

Communications with the Board of Directors

The Board of Directors believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through the office of the Corporate Secretary of the Company. Other methods are also described on the Company's website at www.ravenind.com.

If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Board of Directors, a letter to the Board is the most appropriate method. To ensure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board:
Raven Industries, Inc.
Attention: Board Communications - (Director Name if applicable)
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107

The Corporate Secretary's office will collect and organize all such communications. A summary of communications received will be periodically provided to the Company's Governance Committee, which will make the final determination regarding the dissemination of any such communication.

The Board believes that the Company should speak with one voice and has empowered the CEO to speak on the Company's behalf, subject to the Board's oversight and guidance on specific issues. Therefore, in most circumstances, the Board will not respond directly to inquiries received in this manner but may take relevant ideas, concerns, and positions into consideration.

Attendance at Annual Meeting

The Company schedules its Annual Meeting concurrent with a regularly scheduled Board meeting and expects its directors to attend the Company's Annual Meeting. All eight Directors attended, virtually or in person, last year's annual meeting.

Environmental, Social, and Governance (“ESG”)

Around the world, Raven technology, products, and services help grow more food, produce more energy, protect the environment, and allow others to live safely. However, our purpose as an organization extends beyond creating these solutions — it defines our corporate behavior.

For many years, Raven has taken the initiative to assure our corporate behavior is environmentally, socially, and governance conscious. You can read about our ESG efforts on our website at www.ravenind.com. We report on matters of environmental concern, including waste and toxicity, natural resources, carbon and climate, and environmental accountability. For social matters, we report on how we manage relationships with our employees, suppliers, customers, and the communities where we operate. For governance, we provide information on our Board of Directors, including its oversight and leadership.

As we make future progress towards creating a positive and lasting impact on the world, Raven will continue its commitment to being environmentally and socially responsible while upholding strong governance and ethical corporate conduct.

NON-MANAGEMENT DIRECTOR COMPENSATION
Board compensation is comprised of two elements: an annual equity grant and cash retainer. The equity grant is granted on the date of the annual meeting in May and is awarded pursuant to the Deferred Compensation Plan for Directors of Raven Industries, Inc. (the "Director Plan"). Under the Director Plan, amounts are deferred until Board retirement, or a later date as elected by the director. Deferred payouts under the Director Plan are paid in Raven common stock. In addition to the Board member cash retainer, the Chairman of the Board and the Chairs for the Audit, Compensation, and Governance Committees (“Committee Chairs”) are paid an additional cash retainer for those roles. Cash retainers are paid out quarterly.

For fiscal year 2021, our Board compensation included an annual retainer fee of $135,000 ($85,000 equity and $50,000 cash). This compensation can be deferred under the Director Plan. An additional cash retainer was provided to Committee Chairs. The Chairman of the Board received $20,000, the Audit Committee Chair received $8,000, the Compensation Committee Chair received $4,000, and the Governance Committee Chair received $2,000. Beginning on the May 2020 Annual Meeting, the Board approved an increase to the Chairman of the Board's annual cash retainer to $40,000, the Audit Committee Chair's retainer to $18,000, the Compensation Committee Chair's retainer to $12,000, and the Governance Committee Chair's retainer to $10,000.

Non- Management Director Compensation Table Fiscal Year 2021
Name	Fees Earned or Paid in Cash	Stock Awards(3)	All Other Compensation(4)	Total
	($)	($)	($)	($)
Jason M. Andringa(1)	65,500	85,000	—	150,500
David L. Chicoine(2)	1,000	—	—	1,000
Thomas S. Everist	50,000	85,000	—	135,000
Janet M. Holloway	59,000	85,000	—	144,000
Kevin T. Kirby	58,000	85,000	—	143,000
Marc E. LeBaron	85,000	85,000	—	170,000
Lois M. Martin	50,000	85,000	—	135,000
Richard W. Parod	50,000	85,000	—	135,000

(1) Mr. Andringa deferred $50,000 of his cash retainer into stock units under the Director Plan.
(2) Mr. Chicoine retired from the Board on May 20, 2020, and did not stand for reelection.
(3) Represents 3,961 fully vested stock units valued at $21.46 per unit, the closing price of Raven Common Stock on the date of the award, May 20, 2020.
(4) Does not include perquisites and benefits, which totaled less than $10,000 for each director.
The Board of Directors believes it is important for directors to hold a significant amount of Company common stock to align with market practices and with the interests of our shareholders.  The Board has adopted Director Stock Ownership Guidelines whereby directors of the Company must own Company common stock valued at or above five times the director’s annual cash retainer.  The minimum stock ownership level must be achieved by each director within five years of his or her first appointment to the Board, and once achieved, ownership of the required amount must be maintained as long as the director remains on the Board.  As of the Record Date, all of our directors have met the stock ownership guidelines.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Raven's executive compensation program, developed by management and approved by the Personnel and Compensation Committee of the Board of Directors (as earlier defined, the “Compensation Committee”), is intended to be simple and straightforward, focused on a few key performance metrics, and balanced appropriately among:

▪Employees, managers and executives
▪Long-term and short-term objectives
▪Financial and stock performance
▪Cash and equity compensation

The compensation program is designed to align the interests of the executive team with those of Raven shareholders. The plan uses salary and benefits, a short-term incentive plan, and a long-term equity incentive plan to achieve this goal, with a focus on tying compensation to corporate performance. Retention of top talent and achievement of corporate objectives measure the effectiveness of the Company's compensation program. Raven's executive compensation levels have been closely tied to Company financial performance and discretionary adjustments have been made when circumstances warrant. The Committee focuses on performance when designing compensation programs and setting compensation levels.

Raven also uses non-compensatory programs, such as annual performance reviews, employee development and education programs, and succession planning to retain and further cultivate talent. The Compensation Committee and management believe these programs are more effective than compensation alone for optimizing talent utilization and executive development.

Fiscal Year 2021 Accomplishments and Noteworthy Items

Raven's key operational and financial results for fiscal year 2021 are highlighted below:

▪In response to the pandemic, the Company focused on team member safety and four priorities: uphold the Raven Way, emphasize cash flow, protect the core business and aggressively invest in Raven Autonomy™;
▪Net sales in Applied Technology increased 13 percent versus the prior year, driven by growth in the OEM channel, through leveraging its industry-leading technology portfolio;
▪Company invested $16.8 million, or $0.36 per share after-tax, in research and development and selling activities to advance Raven Autonomy™ for future growth;
▪Applied Technology released enhancements for its VSN® Visual Guidance System which continued to advance the technology further along the autonomous ag technology continuum;
▪Company generated $55 million of net cash flow from operating activities, led by the improvement in working capital;
▪Engineered Films' end-markets faced significant economic challenges resulting from the global pandemic, leading to a 25 percent decline in revenue compared to the prior year;
▪Engineered Films completed the delivery of a $4.8 million contract award from the Federal Emergency Management Agency (FEMA) to supply film-based medical supplies to aid in the pandemic response;
▪Aerostar released HiPointer 100, a coherent radar system that increases persistent surveillance capabilities and enhances total situational awareness from a diverse set of manned and unmanned platforms;
▪Company acquired full voting control of DOT Technology Corp. (DOT®), enabling an acceleration in the development of the Dot® platform;
▪Company reallocated capital to boldly invest in its strategic platforms for growth, indefinitely suspending its quarterly cash dividend;
▪Company announced executive leadership changes to accelerate execution of its growth strategy and to further position itself for long-term success.

The following tables show consolidated net sales and diluted earnings per share for fiscal years 2019, 2020, and 2021.

CONSOLIDATED NET SALES
Millions
$500
$400
$300
$200
$100
$0
FY 19
FY 20
FY 21

DILUTED EARNINGS PER SHARE
$1.50
$1.20
$0.90
$0.60
$0.30
$0
FY 19
FY 20
FY 21

Due largely to Engineered Films' results and the pandemic, Raven's financial performance for fiscal year 2021 included lower net sales and net income attributable to Raven compared to the prior year, decreasing 8.9% and 46.6%, respectively. For fiscal year 2021, Raven delivered a 5.4% return on sales ("ROS"), 4.6% return on average assets ("ROA"), and 5.8% return on average shareholders' equity ("ROE"). ROS, ROA, and ROE were all lower than fiscal year 2020 for the Company due to the investments in key growth drivers, such as Raven Autonomy and Raven Composites. Raven's ROS, ROA, and ROE in fiscal year 2021 were lower in part because the Company invested $16.8 million, or $0.36 per share after tax, in research and development and selling activities to advance Raven Autonomy™. For comparison, based on the most recently reported annual results, as of March 15, 2021, the Raven Peer Group had median ROS, ROA, and ROE of 6.9%, 4.5%, and 5.8%, respectively.

Senior Leadership Realigned with Growth Strategies

In 2020, Raven announced senior leadership changes, including a reorganization of certain executive positions to accelerate execution of growth strategies. Most of the reorganization changes were effective February 1, 2021, the beginning of the current fiscal year (fiscal year 2022). The table below explains the changes that occurred during and subsequent to fiscal year 2021, including each Named Executive’s current position. Since the compensation discussion and tables below report on fiscal year 2021 compensation, this Compensation Discussion and Analysis and the Summary Compensation Table refer to the primary position each Named Executive held during fiscal year 2021.

Named Executive	Executive Positions Held
Daniel A. Rykhus	President and Chief Executive Officer (8/23/2010 – Present)
Steven E. Brazones	Division Vice President & General Manager – Applied Technology (1/5/2021 – Present) Vice President and Chief Financial Officer (12/1/2014 – 2/28/2021)
Anthony D. Schmidt	Executive Director of Information Technology and Facilities (2/1/2021 – Present) Division Vice President & General Manager – Engineered Films (2/1/2012 – 1/31/2021)
Scott W. Wickersham	Division Vice President & General Manager – Engineered Films (2/1/2021 – Present) Division Vice President & General Manager – Aerostar (11/30/2015 – 1/31/2021)
Lee A. Magnuson	Vice President & General Counsel (6/12/2017 – Present)
Brian E. Meyer	Division Vice President & General Manager – Applied Technology (5/3/2015 – 1/5/2021)

Objectives and Philosophy of the Company's Executive Compensation Program

Alignment with Shareholder Interests

Raven's compensation program is designed to motivate and reward Raven's executives to achieve short-term and long-term goals that will enhance shareholder value. The short-term goals are embodied in our annual compensation plans and primarily include sales and profit growth and efficient working capital utilization. The goals are intended to be both challenging and achievable, so as to encourage reasonable risk taking and motivate performance.

Building on these short-term objectives, the program also seeks to reward executives for enhancing shareholder value over the long-term. Raven's long-term objectives include growing sales and net income and efficiently utilizing invested capital. The Compensation Committee previously approved the use of time-based restricted stock units as part of the overall long-term incentive plan for a better balanced program and to increase the retention value of the long-term incentive program.

Raven believes it is important for executives to hold and own a significant amount of our common stock to further align performance with the interest of our shareholders.  A “retention ratio” approach to stock retention is incorporated into the Executive Ownership Policy.

The Executive Ownership Policy requires executives to own shares having a value of at least a certain multiple of base salary.   A summary of the Executive Ownership Policy is shown below:

Stock Ownership Value as
Position	Multiple of Base Salary
Chief Executive Officer	5X
All other covered executives	2X

The Executive Stock Ownership Policy applies to all executives who are subject to Section 16 of the Securities Exchange Act of 1934. Executives have five years from their appointment as an executive to comply with the Executive Stock Ownership Policy. All of the executives who have served as such for at least five years presently exceed the stock ownership requirements. The shares owned by the Named Executives of the Company are listed on page 3 of this Proxy Statement under the caption “Ownership of Common Stock.”

Company stock holdings that count toward meeting the ownership requirements include shares owned outright or beneficially by the Executive (or his or her immediate family members); restricted shares, including shares granted but not vested; and shares issuable upon the settlement of restricted stock units. Unexercised stock options do not count toward meeting the ownership requirements.

There may be instances where the Executive Stock Retention Policy would place a severe hardship on an Executive. In such instances, the Compensation Committee will recommend an alternative stock ownership policy for the Executive that reflects both the intention of the Executive Stock Retention Policy and the personal circumstances of the Executive.

At the 2020 Raven annual meeting of shareholders, holders of over 94% of the shares voted in favor of Raven’s advisory vote to approve executive compensation. In light of those results, the Compensation Committee viewed this as strong shareholder support for Raven’s executive compensation program; accordingly, the Committee chose to not implement any significant changes in fiscal year 2021 beyond the modification to the long-term incentive components described below on page 25.

Retention

Retention aspects of the program are designed to take advantage of the experience of Raven executives and avoid unwanted turnover in the executive team. The retained executive officers identified on the "Summary Compensation Table" on page 28 average fifteen (15) years of experience with Raven. The Compensation Committee and management believe that promotion from within and length of tenure enhances productivity and management effectiveness.

Internal Equity and Competitiveness

Raven believes that internal equity and competitive compensation policies are critical to talent retention and recruiting. The Compensation Committee and Raven management compare executive pay to other key managers and employees, both inside Raven and externally. The Company recognizes the risk of not being able to recruit top talent or losing top talent to competitors or others with higher compensation levels. Raven's growth strategy will be difficult to sustain if management turnover is high and the Company is required to recruit from outside Raven to fill numerous key positions.

Role of Management, the Personnel and Compensation Committee and Consultants

The Compensation Committee retained Grant Thornton as the compensation consultant (the "Consultant") in fiscal years 2019 and 2020 to provide consulting services to the Board and Raven management. Grant Thornton evaluated base compensation, and short-term and long-term incentives for the CEO and CFO in fiscal year 2020. For other Named Executives, an internal analysis was completed using compensation data from the proxy statements of our Peer Group.

The Compensation Committee uses a multi-faceted approach to executive compensation analysis, which includes:

▪Independent directors on the Compensation Committee with knowledge of compensation in the markets served by the other companies they are involved with;
▪Recommendations from the CEO and Vice President of Human Resources; and
▪Periodic independent consulting firm recommendations regarding market trends.

The President and CEO of Raven, Daniel Rykhus, recommends executive compensation for all other executives to the Compensation Committee for approval annually. He has continued to use the information and analysis in the Consultant's reports, internal analysis completed on the peer group, and internal equity analysis to provide his recommendations.

The Compensation Committee approves executive salaries, benefits, and short-term and long-term incentive plan grants. The Compensation Committee determines the appropriate compensation of the President and CEO and makes decisions on CEO compensation in executive session. CEO compensation is then approved by the independent directors of the full Board in executive session.

Benchmarking

For purposes of determining fiscal year 2021 compensation, the Compensation Committee considered data from the Consultant and internal analysis relating to the peer group companies identified below (herein the “Peer Group") for comparison to Raven’s executive compensation. The Peer group was established in fiscal year 2019, based on the recommendation of the Consultant and the agreement of the Compensation Committee. The Peer Group reflects companies with size, complexity, and industry exposure comparable to Raven. That Peer Group closely aligns with Raven regarding certain financial measures, such as return on sales, return on assets, return on equity, and market capitalization. The Compensation Committee believes that the sixteen companies listed below are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis. The revenue numbers set forth below for the Peer Group were updated to reflect revenue numbers from the most recent annual reports on Form 10-K of the peer companies.

The Compensation Committee intends to periodically re-evaluate the Peer Group and to enlist the services of an independent consultant, as it has done in prior years, to ensure that the companies selected continue to represent an appropriate peer group for comparison.

Peer Group Listing
Company Name	Revenue* ($ In millions)

AeroVironment, Inc.	$367
Albany International Corporation	901
Astronics Corporation	503
Badger Meter, Inc.	426
CSW Industrials, Inc.	386
Digi International Inc.	279
ESCO Technologies, Inc.	733
FARO Technologies, Inc.	304
II-VI, Incorporated	2,380
Lindsay Corporation	475
Mercury Systems, Inc.	797
MTS Systems Corporation	829
Novanta, Inc.	591
Rogers Corporation	803
Helios Technologies (fka Sun Hydraulics Corporation)	523
Vishay Precision Group, Inc.	270
* Represents revenue from the most recently reported Form 10-K as of March 15, 2021.

Components of the Company's Executive Compensation Program

Raven includes these four components in its executive compensation program and each is defined in detail below:

▪Base Salary
▪Short-term incentive plan
▪Long-term incentive plan
▪All Other Compensation

Base Salary

Salaries for the Named Executives are based on the scope of their responsibilities, performance, experience, and potential. The salaries of their peers and direct reports inside and outside the Company are considered when setting salary levels. The primary objectives addressed by base salary in the compensation program are to attract and retain qualified and experienced executives into these positions. The base salary indicates the basic level of compensation commitment that Raven has to each of the Named Executives and their positions in the Company.

Effective fiscal year 2021, the Company’s annual base salary changes for Named Executives became effective approximately February 1st, which aligned with the start of the Company’s fiscal year on February 1st. Prior to fiscal year 2021, salary increases were effective approximately January 1st of each year; therefore, the salary levels shown in the Summary Compensation Table for fiscal years 2019 and 2020 reflect one month of the following calendar year’s base salary. As such, the salary information in the Summary Compensation Table for fiscal years 2019 and 2020 reflects eleven months of one calendar year base salary and one month of the next calendar year base salary.

The Compensation Committee has taken into consideration the analysis from various compensation consultants over the past several years and has increased executive compensation to be competitive with the Company's Peer Group. After considering management's recommendation and following the Consultant's analysis, which showed base compensation for Raven executives was on average 9% below the market median, the Compensation Committee recommended increases to base salaries for the Named Executives for fiscal year 2021, to better align with market and competitor base salaries. The Compensation Committee also determined to continue the use of at-risk compensation, such as annual short-term incentive plans and performance-based awards under the long-term incentive plan, in fiscal year 2021.

Short-Term Incentive Plan and Fiscal Year 2021 Discretionary Bonus

The short-term incentive plan is generally intended to compensate the Named Executives when they achieve the annual growth objectives of their operations. Incentive payment targets for the Named Executives ranged from 40%-100% of annual base salary in fiscal year 2021, which is designed to put a sizable portion of the Named Executives' cash income at risk if annual objectives are not achieved. Short-term incentive awards generally pay out in cash.

Impact of COVID-19 on the Short-Term Incentive Plan - Shortly after the performance targets for fiscal year 2021 were set, it became clear that the COVID-19 pandemic would significantly impact Raven’s business and operations for the balance of the year. The Raven management team moved quickly to stabilize the business and, in April 2020, identified the following key priorities to focus on for the remainder of the year:

•Ensure the health and safety of Raven’s employees
•Focus on the health of Raven’s business and organization for the short and long term
•Set and execute on strategic priorities, including:
◦Preserve the Raven Way to stay true to our values as we responded to the pandemic
◦Preserve and strengthen the core of each of our three divisions
◦Driving cash flow to maintain financial flexibility
◦Preserve planned investment in Raven Autonomy

In recognition of these objectives, the Raven management team set and communicated to the Board revised financial targets taking into the account the expected impact of the pandemic on Raven’s business.

Design of Original Short-Term Incentive Plan - The structure of the short-term incentive award for each Named Executive is summarized below:

Named Executive	ST Incentive Target *	Performance Targets and Weightings (as a % of Total Target)
Mr. Rykhus	100%	Company-wide Net Income - 65% Company-wide Quarterly Net Sales - 20% Individual Performance Assessment – 15%
Mr. Brazones	65%	Company-wide Net Income - 70% Company-wide Quarterly Net Sales - 15% Individual Performance Assessment – 15%
Mr. Magnuson	40%	Company-wide Net Income - 70% Company-wide Quarterly Net Sales - 15% Individual Performance Assessment – 15%
Mr. Schmidt	65%	Engineered Films Division Operating Income – 70% Engineered Films Quarterly Net Sales – 15% Individual Performance Assessment – 15%
Mr. Wickersham	65%	Aerostar Division Operating Income – 70% Aerostar Quarterly Net Sales – 15% Individual Performance Assessment – 15%
Mr. Meyer	65%	Applied Technology Division Operating Income – 70% Applied Technology Quarterly Net Sales – 15% Individual Performance Assessment – 15%
*Expressed as a percent of base salary. Each Named Executive could earn up to 200% of the short-term incentive target.

The table below sets forth the original financial targets for fiscal year 2021 for the Named Executives, including actual performance against those targets. Following the end of fiscal year 2021, the Compensation Committee reviewed Raven’s performance against the performance goals set at the beginning of the year before the impact of the COVID-19 pandemic on Raven’s business was understood. As indicated below, Raven did not achieve the threshold levels of performance at either the company-wide or division levels, with the exception of the Applied Technology Division.

Company-Wide	Minimum	Target	Maximum	Actual
Consolidated Net Income:
	$24.8M	$29.1M	$35.0M	$18.8M
Consolidated Quarterly Net Sales:
Q1	N/A		$98.8M	$86.5M
Q2	N/A		$112.8M	$85.2M
Q3	N/A		$124.7M	$96.6M
Q4	N/A		$117.5M	$80.1M
Engineered Films Division	Minimum	Target	Maximum	Actual
Division Operating Income:
	$31.0M	$36.5M	$43.8M	$15.7M
Division Quarterly Net Sales:
Q1	N/A		$45.6M	$33.4M
Q2	N/A		$61.5M	$36.3M
Q3	N/A		$66.8M	$43.8M
Q4	N/A		$65.8M	$34.4M
Aerostar Division	Minimum	Target	Maximum	Actual
Division Operating Income:
	$10.7M	$12.5M	$15.0M	$4.4M
Division Quarterly Net Sales:
Q1	N/A		$13.4M	$11.2M
Q2	N/A		$17.9M	$13.5M
Q3	N/A		$20.9M	$18.0M
Q4	N/A		$17.9M	$10.6M
Applied Technology Division	Minimum	Target	Maximum	Actual
Division Operating Income:
	$20.7M	$24.4M	$29.2M	$26.4M
Consolidated Quarterly Net Sales:
Q1	N/A		$46.3M	$42.0M
Q2	N/A		$39.7M	$35.5M
Q3	N/A		$43.4M	$34.8M
Q4	N/A		$40.2M	$34.9M

The Compensation Committee then assessed the individual performance by each Named Executive against the individual objectives set at the beginning of the fiscal year. Provided below is a summary of objectives within the Individual Performance Assessment. The CEO made recommendations to the Compensation Committee based upon achievements throughout the fiscal year for the Named Executives other than himself. Mr. Rykhus’ achievement of his individual goals was evaluated by the Compensation Committee.

Mr. Rykhus' individual performance assessment metrics included communication of effective strategy and vision, executive's own leadership development, development of the executive leadership team, and effective interaction with the Board of Directors.

Mr. Brazones' individual performance assessment metrics included meaningful merger and acquisition results, executive's own leadership development and growth, development of finance team leadership and effectiveness of Atlas (ERP solution) and business intelligence reporting initiatives.

Mr. Schmidt's individual performance assessment metrics included meaningful merger and acquisition progress and results, executive's own leadership development and growth, development of leadership talent within the Engineered Films team, and effectiveness of improving speed and growth driver investment success.

Mr. Wickersham's individual performance assessment metrics included meaningful progress and results on stratospheric and radar growth drivers, executive's own leadership development and growth, development of leadership talent within the Aerostar team, and effectiveness of improving speed and growth driver investment success.

Mr. Magnuson's individual performance assessment metrics included executive's own leadership development and growth, development of leadership talent within the legal team, successful support of merger and acquisition activities and overall departmental service levels.

Mr. Brazones, Mr. Schmidt, and Mr. Magnuson had individual goals related to merger and acquisition ("M&A") results. In light of the pandemic, there was lower M&A activity during the year and the Named Executives focused more on identifying a pipeline for M&A opportunities and integration of past acquisitions.

Fiscal Year 2021 Discretionary Bonuses - The Compensation Committee then considered the management team’s achievements against the key priorities identified in April 2020 to stabilize and protect Raven’s business in the short and long term in response to the pandemic. In particular, the Compensation Committee considered the following:

•Financial Performance – While Raven’s financial performance fell short of the original targets set for the year, Raven’s operating income for the year exceeded management’s revised forecast set in April 2020, indicating that management remained focused on maximizing financial results despite the impacts of the pandemic.
•Response to COVID-19 – The Compensation Committee considered the actions taken by the management team to protect the health and safety of employees. These actions included implementing new safety measures in our facilities to prevent the spread of the virus, implementing a flexible workplace policy, conducting an extensive education campaign, establishing a mental health and well-being team, utilizing team members in different capacities in order to meet demands, and urgently aligning to develop and manufacture PPE for team members and medical staff.
•Execute on Strategic Priorities – The Compensation Committee considered Raven’s achievements in the four strategic priority areas identified after the onset of the pandemic, despite the operational headwinds of the year:
◦Preserve the Raven Way: The management team remained guided by Raven’s purpose, vision and values in making decisions and providing direction to manage through the pandemic.
◦Preserve the Core of Raven’s Three Divisions: The management team took action to preserve the talented employees who contribute to Raven’s success, resulting in the retention of most of Raven’s workforce. The management team continued execution on key strategic initiatives in each division, including maintaining market positions, strengthening key customer relations, driving process and capacity utilization, expanding capabilities and integrating acquisitions.
◦Preserve Cash: The management team delivered increased operating cash flow by focusing efforts on reducing net working capital, while managing Raven’s cash commitments.
◦Preserve the investment in Raven Autonomy: The management team continued its focus on research and development for Raven Autonomy to drive long-term growth for the company.

In light of these accomplishments under challenging circumstances, the Compensation Committee approved discretionary bonuses to the continuing Named Executives as set forth below. The Compensation Committee determined that in no event should the Named Executive earn more than 85% of target short-term incentive payout.

Short-Term Incentive Plan and Discretionary Bonus Payouts - The following table shows the payout each Named Executive earned based on the individual performance objectives under the short-term incentive plan, as well as the discretionary bonus related to the achievements described above:

Name	Base Salary	Target Payout Percentage	Payout at Target	FY21 ST Incentive Earned	FY21 ST Incentive Payout	Discretionary Bonus	Total ST and Discretionary Bonus
Mr. Rykhus	$780,000	100%	$780,000	26.3%	$204,750	$458,250	$663,000
Mr. Brazones	$387,000	65%	$251,550	26.9%	$67,725	$146,093	$213,818
Mr. Schmidt	$360,000	65%	$234,000	7.7%	$18,000	$40,500	$58,500
Mr. Wickersham	$315,000	65%	$204,750	23.0%	$47,250	$55,125	$102,375
Mr. Magnuson	$338,000	40%	$135,200	15%	$20,280	$13,520	$33,800
Mr. Meyer	$345,000	65%	$224,250	—%	$—	$—	$—
*Since Mr. Meyer’s employment terminated prior to last day of the fiscal year 2021, he was not eligible to receive a short-term incentive payout.

Long-Term Equity Incentive Plan

Raven awards both time-based RSUs and performance-based RSUs pursuant to our long-term equity incentive award program. All awards are made under the 2019 Equity Incentive Plan. For fiscal year 2021, the Compensation Committee approved a split of 50% performance-based RSUs and 50% time-based RSUs for executives. In alignment with the recommendation of the Consultant regarding competitive executive compensation practices within Peer Group companies, the Compensation Committee elected, commencing in fiscal year 2020, to eliminate stock options as part of the long-term incentive program and instead increased the use of performance-based RSUs. The long-term incentive plan has also improved the competitive level of executive pay at Raven because the long-term incentive plan targets equity-based incentive compensation at the 60th percentile of the Peer Group, or higher.

The Compensation Committee believes performance-based RSUs further align executive compensation with the Company's objectives, help sustain Raven's strong performance on key return ratios over the long-term, and continues to tie an element of compensation to actual shareholder return.

Performance-based RSUs vest after three years and the payout is determined based on the achievement of a specified target level of a three-year average ROE. ROE is calculated by taking current year net income attributable to Raven divided by average equity derived as the sum of Raven's shareholders' equity from the beginning and end of the current fiscal year (as reported in the Company's Annual Report on Form 10-K) divided by two. At the end of the three-year performance period for performance-based RSUs, if at least the minimum level is reached for the three-year performance goals, the shares received under the awards vary from 50%-200% of the targeted level depending on the level of performance achieved. The inclusion of the performance-based RSUs in the long-term incentive plan has increased the percentage of the executives' compensation that is variable based on long-term performance.

Time-based RSUs are granted to aid in the retention of executives and generally vest following a three-year vesting period after the grant date.

Stock options are designed to promote the alignment of long-term interests between an executive and Raven shareholders as well as to assist in the retention of executives and key employees. The ultimate value to the executives is directly tied to the value of Raven common shares. The previously granted option awards generally vest in equal installments over four years and expire in five years. No stock options have been granted since fiscal year 2019; however, the Raven 2019 Equity Incentive Plan allows for this form of award, if the Compensation Committee chooses to use it.

Raven's stock options, performance-based RSUs, and time-based RSUs have a retirement provision that provides for prorated vesting if the employee retires at a time when the sum of his or her age and years of service exceeds 80. The agreements require one year of service after the grant before the retirement provision can be invoked. The Compensation Committee believes that the retirement provisions encourage executives to remain with Raven or, in certain instances, to give additional notice before retiring. With approval from the Compensation Committee, Mr. Magnuson received an alternative agreement for fiscal year 2021 for his long-term incentive plan for both time based and performance based RSUs. Mr. Magnuson’s long term incentive plan provides for an accelerated vesting schedule at a designated age.

In early March of 2020, the Compensation Committee finalized the annual long-term incentive awards for fiscal year 2021. The awards followed the same structure as in the past two years with a 50/50 split between time-based RSUs and performance-based RSUs. After considering both the Raven historical ROE performance and the peer group ROE performance, the threshold/target/max were established at 5%/7%/12% ROE performance levels.

Also in March of 2020, the devastating impact from the COVID pandemic was becoming more clear for Raven and for most businesses across the country and the world. By the end of April, Raven had prepared a new operating plan for the remaining nine months of fiscal year 2021 and considered the possible pandemic impact on fiscal year 2022. The new operating plan was focused on the health and well-being of the Raven employees and Raven as a business. One of the results of these changes and the sudden business performance change driven by the pandemic, was a dramatically lower outlook for the earnings and ROE for fiscal year 2021.

In light of the impacts of the pandemic, the Compensation Committee realized the recently granted performance based RSUs would no longer serve a meaningful incentive or retention objective because achievement of the original goals had become much more difficult and likely not attainable. At the direction of the Compensation Committee, management, upon consultation with Grant Thornton and outside legal advisors, presented alternatives to address these concerns. Following review of the considerations and the Committee's objectives to continue to incentivize long-term performance, the Committee approved the adjustment of the threshold and target levels for ROE for the fiscal years 2021-2023 performance period as set forth below.

	Original Goals		Adjusted Goals
	Average Return on Equity Original Target	Original Payout Percentage	Average Return on Equity Adjusted Target	Adjusted Payout Percentage
Maximum	12.0%	200%	12.0%	200%
Target	7.0%	100%	4.5%	100%
Minimum	5.0%	50%	2.0%	50%

In March 2020, the Compensation Committee also considered the impact of the Company’s strategic investments in Raven Autonomy on the performance-based RSUs for the March 2019 grant covering the fiscal years 2020-2022 performance period since this strategic investment was not contemplated at the time of the March 2019 grant. The Compensation Committee determined the investments in Raven Autonomy would be added back to net income attributable to Raven for purposes of determining the three-year average ROE for the March 2019 grant for the fiscal years 2020-2022 performance period to ensure the awards were not impacted by this autonomy investment when determining the performance level when this grant vests because this significant strategic investment was determined after performance goals for the 2020-2022 performance period were originally set.

The vesting of the fiscal year 2018 performance-based RSUs in fiscal year 2021 was based upon a three-year average ROE for fiscal years 2018-2020. The calculation of this performance measure over the three-year period was 12.8%, which equates to an 150.0% payout of vested RSUs as Raven achieved in excess of the maximum ROE percentage of 8.5%.

The following table summarizes the performance results with respect to three-year average ROE for 2018-2020 and the corresponding vesting percentage for payout in fiscal year 2021.

	Annual ROE percentage		Average ROE Percentage (Fiscal 2018 - 2020)	Payout Percentage
FY'18 Actual Results	15.3%	Maximum	8.5%	150%
FY'19 Actual Results(1)	14.4%	Target	6.0%	100%
FY'20 Actual Results(1)	8.8%	Minimum	5.0%	50%
Average three-year ROE results	12.8%		12.8%	150%
(1) In light of the substantial reduction in corporate income taxes due to the U.S. Tax Cuts and Jobs Act, effective January 1, 2018, the Compensation Committee determined that payout for the 2018 grant year would include a calculated net income using the tax rate in effect at the time of the grant. The net result is an adjusted net income that is less than reported net income.

All Other Compensation

Raven provides other benefits to executives, which we believe to be reasonable, competitive, and consistent with the overall compensation program. Raven considers these items in conjunction with base salary in meeting the objectives of retaining and attracting qualified and experienced executives. These items are detailed in the "2021 All Other Compensation" table on page 29. The 401(k) and profit sharing benefits are essentially the same as what all other Raven employees receive. Raven also offers a non-qualified deferred compensation plan (the "NQDC Plan") for eligible employees including Named Executives so they can more efficiently manage the timing of their compensation. Additionally, Raven provides supplemental health and wellness benefits to its executives to encourage a healthy lifestyle. To the extent the supplemental insurance and health benefits are subject to income taxes, executives are reimbursed for this additional tax.

Post-termination Compensation and Benefits

Raven has an employment agreement with each Named Executive, which outlines the employment benefits discussed under “All Other Compensation” above. With respect to Messrs. Rykhus and Schmidt, their employment agreements contain a grandfathered retirement benefit provision, available when the executive reaches age 65 or the sum of the executive's age and years of service exceeds 80, which represents a continuation of the health and insurance benefits outlined in “All Other Compensation” above. All other employment agreements entered into after August 25, 2015, including those with our other Named Executives, do not include this post-retirement medical benefit.

Raven’s arrangements for payment of post-termination compensation and benefits are described below under “Potential Payments on Termination or Change in Control” on page 34. The Company’s employment agreements with Messrs. Rykhus and Brazones provide for severance payments upon a termination by the Company without cause or a constructive termination by the executive. The Compensation Committee believes these arrangements are appropriate in the case of top executives to promote retention and are customary for companies of comparable size to Raven. In addition, Raven uses dual-trigger “Change in Control” severance agreements with its executives to protect it from the loss of executive talent during a Change in Control of the Company. Upon a Change in Control, positions held by the Named Executives may be at risk. By providing a cash benefit of 1.0 to 2.5 times salary and incentive payments at target if executives are terminated within two years following a Change in Control of the Company, the Compensation Committee believes that, in the event of such Change in Control, the agreements would serve to maintain stability within its executive group during what could be a potentially turbulent time.

In connection with the involuntary termination of Mr. Meyer's employment on January 5, 2021 Raven entered into an agreement with Mr. Meyer that provided him five months of base salary continuation payments. In return, Mr. Meyer agreed to a general release of claims and reaffirmed his post-termination covenants, including a two-year non-competition and non-solicitation restriction.

Risk Mitigation Policies

As part of Raven's insider trading policy, the Company has a Hedging Policy. Further discussion of that policy can be found in the "Short Sales, Hedging, and Pledging" section on page 14.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary	Discretionary Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)
			(1)	(2)	(3)	(4)	(5)
Daniel A. Rykhus	2021	780,000	458,250	1,871,982	—	204,750	48,675	3,363,657
President and	2020	713,132	355,200	1,421,992	—	—	38,234	2,528,558
Chief Executive Officer	2019	648,960	—	768,647	256,222	960,000	30,193	2,664,022

Steven E. Brazones	2021	387,000	146,093	522,450	—	67,725	25,912	1,149,180
Vice President,	2020	361,385	126,000	450,020	—	—	26,336	963,741
Chief Financial Officer and Treasurer	2019	324,923	—	232,382	77,476	352,000	29,667	1,016,448

Anthony D. Schmidt	2021	360,000	40,500	288,019	—	18,000	46,499	753,018
Division-Vice President and General Manager	2020	351,346	—	262,538	—	700	34,734	649,318
Engineered Films	2019	292,096	—	187,518	62,532	120,046	36,430	698,622

Scott W. Wickersham	2021	315,000	55,125	251,992	—	47,250	22,879	692,246
Division-Vice President and General Manager	2020	286,096	—	213,774	—	201,711	28,736	730,317
Aerostar	2019	235,962	—	150,014	50,045	230,000	33,552	699,573

Lee A. Magnuson	2021	338,000	13,520	90,008	—	20,280	56,491	518,299
General Counsel and Vice President	2020	N/A	N/A	N/A	N/A	N/A	N/A	—
Corporate Secretary	2019	N/A	N/A	N/A	N/A	N/A	N/A	—

Brian E. Meyer (6)	2021	374,192	—	149,987	—	—	189,984	714,163
Former Division-Vice President and General Manager	2020	346,327	30,000	258,714	—	—	27,128	662,169
Applied Technology	2019	287,077	—	187,518	62,532	207,198	28,048	772,373

(1) Amounts reflect discretionary bonuses paid to the Named Executives. The discretionary bonuses for fiscal year 2021 are described under "Fiscal Year 2021 Discretionary Bonuses" on page 24.
(2) Amounts shown relate to the long-term incentive plan and reflect the aggregate fair value of restricted stock unit awards, both time and performance-based, granted during the fiscal year, and in the case of the performance-based awards, is based on the probable outcome. The fair value of the time and performance-based awards is based on fair market value of the Company's common stock on the grant date. Actual payments of the performance-based RSUs will be based on actual performance achieved. The fair value of the performance-based awards granted in fiscal 2021, assuming achievement at the maximum payout level, is as follows: Mr. Rykhus, $3,061,778; Mr. Brazones, $854,510; Mr. Schmidt, $471,077; Mr. Wickersham, $412,152; Mr. Magnuson, $147,216; and Mr. Meyer, $245,317.

(3) Amounts shown relate to the long-term incentive plan and reflect the aggregate fair value of option awards granted during the year. Assumptions used in the calculation of this amount are included in the respective year's Share-Based Compensation Note of the Company's Annual Report on Form 10-K.

(4) Amounts reflect the payouts under the fiscal 2021 short-term incentive plan. As described above, the threshold levels of performance of the financial targets were not achieved. The payouts reflect amounts earned based on achievement of the individual performance metrics described above under "Short-Term Incentive Plan and Fiscal Year 2021 Discretionary Bonus" section beginning on page 22.

(5) See the table below on this page 29 which describes all other compensation.
(6) Mr. Meyer's fiscal year 2021 salary amount includes his base pay plus a PTO payout upon his separation from the Company.

(5)2021 All Other Compensation
Name	Retirement benefit and profit sharing plans	Supplemental health benefits	Other fringe benefits	Tax reimbursement on taxable fringe benefits	Severance Payment	Total all other compensation
	($)	($)	($)	($)	($)	($)
	(a)	(b)			(c)
Daniel A. Rykhus	21,356	18,585	250	8,485	—	48,675
Steven E. Brazones	11,165	5,854	5,936	2,957	—	25,912
Anthony D. Schmidt	18,400	17,699	335	10,065	—	46,499
Scott W. Wickersham	4,035	11,487	585	6,772	—	22,879
Lee A. Magnuson	9,500	28,256	5,886	12,849	—	56,491
Brian E. Meyer	10,258	23,214	650	12,112	143,750	189,984

(a) Represents the safe-harbor base and matching contributions under the Company's 401(k) plan. Also includes cash payments under the Company's Profit Sharing and Growth Plan which are paid equally to every employee, regardless of salary or hourly wage. The amounts paid under the Profit Sharing and Growth Plan were $427.68 in fiscal year 2021.

(b) Represents health and wellness expenses and life-insurance premiums under the "All Other Compensation" section on page 27.
(c) Represents severance equal to five months of base salary continuation payments in connection with his January 5, 2021, termination.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2021
Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
			(3)		(4)
			Target	Maximum	Threshold	Target	Maximum	(5)	(6)
	(1)	(2)	($)	($)	# of Shares	# of Shares	# of Shares	(#)	($)
	Daniel A. Rykhus
	MIP	2/1/2020	780,000	1,560,000
	RSU-P	4/6/2020			23,720	47,440	94,880		935,991
	RSU-T	4/6/2020						47,440	935,991

	Steven E. Brazones
	MIP	2/1/2020	251,550	503,100
	RSU-P	4/6/2020			6,620	13,240	26,480		261,225
	RSU-T	4/6/2020						13,240	261,225

	Anthony D. Schmidt
	MIP	2/1/2020	234,000	468,000
	RSU-P	4/6/2020			3,650	7,299	14,598		144,009
	RSU-T	4/6/2020						7,299	144,009

	Scott W. Wickersham
	MIP	2/1/2020	204,750	409,500
	RSU-P	4/6/2020			3,193	6,386	12,772		125,996
	RSU-T	4/6/2020						6,386	125,996

	Lee A. Magnuson
	MIP	2/1/2020	135,200	270,400
	RSU-P	4/6/2020			1,141	2,281	4,562		45,004
	RSU-T	4/6/2020						2,281	45,004

	Brian E. Meyer
	MIP(7)	2/1/2020	224,250	448,500
	RSU-P(8)	4/6/2020			1,901	3,801	7,602		74,994
	RSU-T(8)	4/6/2020						3,801	74,994

(1) Type of award: MIP - Short-Term Incentive Plan; RSU-P - Restricted Stock Unit Performance-based; RSU-T - Restricted Stock Unit Time-based.
(2) The approval date for RSU-Ps and RSU-Ts was March 5, 2020. The grant date, as shown above, was April 6, 2020.
(3) These columns represent the target and maximum payout opportunities under the annual short-term incentive plan for fiscal year 2021.
(4) These columns represent the range of shares that could be earned under the performance-based restricted stock unit component of the annual long-term incentive plan for the 2021-2023 performance period.

(5) This column represents time-based RSUs under the long-term incentive plan that will vest if, at the end of the vesting period, the employee remains employed by the Company.

(6) Performance-based and time-based RSUs are valued based on the closing stock price of $19.73 on April 5, 2020, the stock price on the last business day before the date of the grant. In the case of the performance-based RSUs, the award is valued assuming a payout at target.

(7) Mr. Meyer was ineligible for a fiscal year 2021 incentive payout since he was not employed on the last day of the fiscal year.
(8) Pursuant to the terms of his original award agreements, Mr. Meyer's equity awards vested as to a pro-rated amount (based on target in the case of his performance-based restricted stock units) in connection with his involuntary termination.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2021 YEAR-END
Name	Option Awards (1)					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
		(#)	(#)
		Exercisable	Unexercisable	($)		(#)	($)	(#)	($)
Daniel A.	4/5/2017	28,800	9,600	29.20	4/5/2022	—	—	—	—
Rykhus	4/5/2018	13,030	13,030	35.05	4/5/2023	14,620	471,787	10,965	353,841
	4/5/2019	—	—	N/A	N/A	18,226	588,153	36,452	1,176,306
	4/6/2020	—	—	N/A	N/A	47,440	1,530,889	94,880	3,061,778
Steven E.	4/5/2017	3,075	3,075	29.20	4/5/2022	—	—	—	—
Brazones	4/5/2018	3,940	3,940	35.05	4/5/2023	4,420	142,633	3,315	106,975
	4/5/2019	—	—	N/A	N/A	5,768	186,133	11,536	372,267
	4/6/2020	—	—	N/A	N/A	13,240	427,255	26,480	854,510
Anthony D.	4/5/2017	2,450	7,350	29.20	4/5/2022	—	—	—	—
Schmidt	4/5/2018	3,180	3,180	35.05	4/5/2023	3,567	115,107	2,675	86,306
	4/5/2019	—	—	N/A	N/A	3,365	108,589	6,730	217,177
	4/6/2020	—	—	N/A	N/A	7,299	235,539	14,598	471,077
Scott W.	4/5/2017	3,250	1,625	29.20	4/5/2022	—	—	—	—
Wickersham	4/5/2018	2,545	2,545	35.05	4/5/2023	2,853	92,066	2,141	69,074
	4/5/2019	—	—	N/A	N/A	2,740	88,420	5,480	176,840
	4/6/2020	—	—	N/A	N/A	6,386	206,076	12,772	412,152
Lee A.	4/5/2017	—	—	29.20	4/5/2022	—	—	—	—
Magnuson	4/5/2018	1,015	1,015	35.05	4/5/2023	1,140	36,788	855	27,591
	4/5/2019	—	—	N/A	N/A	1,025	33,077	2,050	66,154
	4/6/2020	—	—	N/A	N/A	2,281	73,608	4,562	147,216
Brian E.	4/5/2017	—	—	29.20	4/5/2022	—	—	—	—
Meyer (4)	4/5/2018	3,180	—	35.05	4/5/2021	—	—	2,675	86,306
	4/5/2019	—	—	N/A	N/A	—	—	6,632	214,015
	4/6/2020	—	—	N/A	N/A	—	—	7,602	245,317

(1) All options vest in equal installments over 4 years and expire after 5 years and are long-term incentive compensation.
(2) Represents the number of time-based RSUs that will vest and be paid out in Raven common stock after the three-year vesting period after the grant date has passed. The payout value is based on the Company's stock price of $32.27 at January 31, 2021.

(3) Represents the number of performance-based RSUs that will vest and be paid out in Raven common stock if the three-year average ROE reaches a specified level. The performance factor percentage used represents the next highest level (threshold, target or maximum) to our actual period-to-date performance. The performance-based RSU shares expected to vest in fiscal year 2021 have been adjusted to the maximum payout which is the most recent estimated performance factor as of January 31, 2021. The payout value is based on the Company's stock price of $32.27 at January 31, 2021.

(4) Pursuant to the terms of his original award agreements, Mr. Meyer's equity awards vested as a pro-rated amount (based on target in the case of his performance-based restricted stock units) in connection with his involuntary termination.

OPTION EXERCISES IN FISCAL YEAR 2021
Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
	(#)	($)
Daniel A. Rykhus	51,200	670,072
Steven E. Brazones	8,200	80,688
Anthony D. Schmidt	7,475	79,833
Scott W. Wickersham	4,600	49,128
Lee A. Magnuson	—	—
Brian E. Meyer	9,925	95,520

STOCK AWARDS VESTED IN FISCAL YEAR 2021
Name	Stock Awards
	Number of Shares Acquired upon Vesting	Value Realized upon Vesting
	(#)	($)
Daniel A. Rykhus	26,886	530,461
Steven E. Brazones	8,580	169,283
Anthony D. Schmidt	6,863	135,407
Scott W. Wickersham	4,584	90,442
Lee A. Magnuson	1,952	43,243
Brian E. Meyer	13,216	342,896

NON-QUALIFIED DEFERRED COMPENSATION FISCAL YEAR 2021 (1)
Name	Executive Contributions ($)	Registrant Contributions ($)	Aggregate Earnings ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance ($)
	(1)		(2)		(3)
Daniel A. Rykhus			96,836		789,581
Steven E. Brazones
Anthony D. Schmidt
Scott W. Wickersham	211,447		24,250		521,882
Lee. A Magnuson	2,860		19,583		170,314
Brian E. Meyer	9,355		(196)		9,158
(1) All executive contributions were reported as compensation in the registrant's Summary Compensation Table for fiscal year 2021.
(2) No aggregate earnings in fiscal year 2021 were reported as compensation in the registrant's Summary Compensation Table for fiscal year 2021.
(3) Within the aggregate balance as of January 31, 2021, the following amounts were reported as compensation in the registrant's Summary Compensation Table for Mr. Rykhus: $9,639 in 2018 and $159,983 in 2019; and Mr. Wickersham: $4,265 in 2018 and $57,769 in 2019.

Raven offers a NQDC Plan for eligible employees, including the Named Executives. Participants may elect to defer up to 60% of their base salary. The NQDC Plan also permits deferral of up to 100% of short-term incentive compensation. Participants may choose from among several different investment options based upon the choices available in our 401(k) Plan, excluding Raven stock. There is no regular Company matching contribution to the deferred compensation in the NQDC Plan. A participant's benefits under the NQDC Plan are fully vested and are payable after termination or selected in-service dates. Payment is made in a lump sum unless the participant elects annual installments. While there is no obligation for the Company to guarantee benefits, the Company will contribute the deferred compensation to a Company-owned Rabbi Trust. In the event of a participant's death, any account balance will be paid to the participant's beneficiary.

Potential Payments on Termination or Change in Control

The table on page 36 shows the payments and benefits that the Named Executives would receive in connection with a variety of employment termination scenarios and upon a Change in Control of Raven. There are no assets set aside for these benefits. The Named Executives must comply with confidentiality and non-competition provisions of the agreements to retain benefits.

The table does not include amounts otherwise due to the executives, such as earned but unpaid salary, bonus and vacation pay, and benefits that would accrue to any salaried employee. The table does include the value of unvested stock options and RSUs, which will vest upon various events to the extent described below.

Termination by Company Without Cause or Constructive Termination by Executive. Under the employment agreements for Messrs. Rykhus and Brazones, upon a termination by the Company without cause or a constructive termination (the executive terminates employment after an adverse change in the officer's status or compensation), the executives will receive certain severance benefits, including a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii)  the target amount under the short-term incentive plan for the year in which the date of termination occurs and (B) a multiple of 2.0 for Mr. Rykhus and 1.0 for Mr. Brazones, plus the target amount under the short-term incentive plan on a prorated basis for the year in which the date of termination occurs; provided, that the executive has entered into a separation agreement and general release and the revocation period has expired. In addition, the Company shall cause any unvested portion of executive’s restricted stock units, performance awards, and any other equity awards granted to executive under the Company’s Amended and Restated 2010 Stock Incentive Plan and the 2019 Equity Incentive Plan to immediately vest in full to the extent not already vested. Any performance awards will vest at the target level.

For the executives other than Messrs. Rykhus and Brazones, termination other than for a Change in Control is governed by their existing employment agreements, which do not provide for severance benefits.

Change in Control. For all Named Executives under their restricted stock agreements, a single triggering event must occur.  In the event that a Change in Control of the Company occurs before the vesting date, the Named Executive shall become 100% vested in the time-based RSUs. In the event that a Change in Control of the Company occurs during the performance period, the Named Executive shall become 100% vested in an amount of RSUs equal to the target award.

Change in Control and Termination or Constructive Termination. Compensation after a Change in Control for Messrs. Rykhus and Brazones is governed by their employment agreements, and Raven has existing Change in Control agreements with the other Named Executives. A “Change in Control” includes (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of Raven common stock; (b) certain changes in a majority of the members of our Board of Directors; or (c) approval by the shareholders of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of Raven's assets.

For Messrs. Rykhus and Brazones to obtain Change in Control benefits under their employment agreements, a second triggering event must occur in the two year period following the Change in Control. This would include a termination without cause or a constructive termination. The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii) the target amount under the short-term incentive plan for the year in which the date of termination occurs and (B) a multiple of 2.5 for Mr. Rykhus or 2.0 for Mr. Brazones. Mr. Rykhus also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee's age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

For the Named Executives other than Messrs. Rykhus and Brazones to obtain benefits under the Change in Control agreements, a second triggering event must occur within the two year period following the Change in Control. This would include a termination without cause or a constructive termination. The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the short-term incentive plan for the year in which the date of termination occurs and (B) a multiple of either 1.0 or 1.5. Mr. Schmidt also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee's age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

Retirement. Per their employment agreements, Messrs. Rykhus and Schmidt are entitled to receive a post-retirement medical benefit, available when the executive reaches age 65 or the sum of the executive's age and years of service exceeds 80. This benefit represents a continuation of the health and insurance benefits outlined in “Post-termination Compensation and Benefits” on page 27 of our Compensation Discussion and Analysis. None of the other Named Executives is entitled to this grandfathered benefit.

Equity Awards. Pursuant to the terms of the equity award agreements, in the event that a Named Executive is terminated without cause, the Named Executive will vest as to a pro-rated amount of any unvested performance-based RSUs and time-based RSUs, with the amount of performance-based RSUs determined based on actual performance at the end of the performance period. All equity awards also vest in the event of a Change in Control (at target in the case of performance based RSUs). Finally, the awards also vest in the event of a qualified retirement as described above under "Long-Term Equity Incentive Plan."

The following table shows the estimated benefits payable upon a hypothetical termination of employment of the following Named Executives under the following termination scenarios as of January 31, 2021:

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
Name	Type of Separation(5)	Lump-sum payments and accelerated vesting (1)				Annual Benefits (2)
		Salary and Incentives	Value of Accelerated Vesting of Stock Options	Value of Accelerated Vesting of RSUs at Target	Total Lump-sum Payments and Accelerated Vesting	Continued Insurance Coverage	Maximum Supplemental Health Benefits	Maximum Tax Reimbursement on Benefits	Total Maximum Annual Benefits
		($)	($)	($)	($)	($)	($)	($)	($)
						(3)	(4)	(4)
Daniel A. Rykhus	T or CT	3,120,000	29,472	4,945,765	8,095,237	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC	—	29,472	4,945,765	4,975,237	—	—	—	—
	CIC and T or CT	3,900,000	29,472	4,945,765	8,875,237	20,347	160,000	129,069	309,416
	Retirement	—	—	—	—	20,347	160,000	129,069	309,416

Steven E. Brazones	T or CT	638,550	9,440	1,440,726	2,088,717	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC	—	9,440	1,440,726	1,450,167	—	—	—	—
	CIC and T or CT	1,025,550	9,440	1,440,726	2,475,717	—	—	—	—
	Retirement	—	—	—	—	—	—	—	—

Anthony D. Schmidt	T or CT	—	—	—	—	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC	—	22,565	860,899	883,464	—	—	—	—
	CIC and T or CT	864,000	22,565	860,899	1,747,464	15,119	18,550	—	33,669
	Retirement	—	—	—	—	15,119	18,550	—	33,669

S. Wickersham	T or CT	—	—	—	—	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC	—	4,989	727,108	732,096	—	—	—	—
	CIC and T or CT	756,000	4,989	727,108	1,488,096	—	—	—	—
	Retirement	—	—	—	—	—	—	—	—

Lee A. Magnuson	T or CT	—	—	—	—	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC	—	—	268,551	268,551	—	—	—	—
	CIC and T or CT	540,800	—	268,551	809,351	—	—	—	—
	Retirement	—	—	—	—	—	—	—	—

Brian Meyer	T or CT	143,750	—	—	143,750	—	—	—	—

(1) The value of accelerated equity awards is calculated using the $32.27 closing price of the Company's common stock on January 31, 2021.
(2) Annual benefits would begin immediately for executives eligible for retirement or at age 65 for the other executives. They would continue until the later of the executive's or spouse's death.
(3) Based on the current cost of the benefit. The program provides that the retiree will pay no more than active executives for coverage.
(4) Represents the annual limit for reimbursement. Actual expenses submitted to the plan may be less.

(5) T or CT is defined as termination by Company without cause (T) or constructive termination by the Named Executive (CT). CIC is defined as Change in Control. CIC and T or CT is defined as Change in Control followed by a termination by Company without cause or constructive termination by Named Executive within two years of the CIC in which both triggers must occur to receive the benefit.

CEO Pay Ratio

For fiscal year 2021, Raven’s last completed fiscal year:
▪annual total compensation of Raven’s median employee was $49,048; and
▪annual total compensation of its CEO, as reported in the Summary Compensation Table, was $3,363,657.

Based on this information, Raven reasonably estimates that the ratio of its CEO’s annual total compensation to the annual total compensation of its median employee was 69:1.
As permitted under the SEC rules, Raven determined its median employee as of December 31, 2020 (its "determination date"), by using “base pay” earned from January 1, 2020, through December 31, 2020, as our consistently applied compensation measure, which includes base salary for salaried employees and hourly wages for hourly employees, as measured. We excluded employees from locations outside of North America from our calculation as they constituted less than 5% of our total employee population. The make-up of employees by location, as of January 31, 2021, was as follows:
U.S. - 1,266
Australia - 2
Belgium - 2
Brazil - 17
Canada -29
France - 1
Netherlands - 30
Ukraine - 3
We included all of our U.S. and Canada employees other than our CEO, including: full-time, part-time, temporary and interns. We did not include approximately 41 agency temporary contract workers who are considered independent contractors rather than employees of the Company. The median employee identified using this estimate received $48,620 of base pay. We then calculated the median employee's total compensation, according to the rules of the Summary Compensation Table which added $427.68 of profit sharing compensation for the 2021 fiscal year. Thus, our median employee's annual total compensation identified using this estimate was $49,048. Raven used reasonable estimates in the methodology used to identify its median employee and calculate the annual total compensation of the median employee in a manner consistent with SEC rules and guidance.

Equity Compensation Plan Information
The following table presents the number of securities authorized for issuance under the Company’s equity compensation plans as of January 31, 2021:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	828,024	$29.08	1,817,036
Equity compensation plans not approved by security holders	—	—	—
Total	828,024	$29.08	1,817,036

Compensation Committee Report

The Personnel and Compensation Committee (earlier defined as "Compensation Committee") of the Company's Board of Directors has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and the Company's 2021 Proxy Statement.

Submitted by the Personnel and Compensation Committee of the Company's Board of Directors:

Janet M. Holloway, Chair
Kevin T. Kirby
Marc E. LeBaron

3INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Deloitte served as the Company's independent registered public accounting firm since fiscal 2018.

The aggregate fees billed by Deloitte for fiscal years 2020 and 2021 include billings for out-of-pocket expenses and are presented in the table below. The Audit Committee Charter requires pre-approval for the Company's independent registered public accounting firm to provide any audit related and permitted non-audit services; however, each fiscal year the Audit Committee may pre-approve an aggregate amount for permitted non-audit fees rendered by the Company's independent registered public accounting firm. All fees included in the summary below were subject to Audit Committee pre-approval. Such approval was obtained from the Audit Committee or the Chair of the Audit Committee prior to services being performed and the billing of such services.

	FY 2021	FY 2020
Audit Fees (1) (4)	$1,063,500	$1,196,782
Audit-Related Fees (2)	—	10,650
Tax Fees (3)	202,175	167,325
Total Fees	$1,265,675	$1,374,757

(1) Total audit fees for the integrated audit were in accordance with the respective engagement letters and included quarterly reviews. Fiscal year 2021 and 2020 audit fees included additional professional services associated with the Company's transition of enterprise resource planning (ERP) systems. Fiscal year 2020 audit fees include professional services related to acquisitions.

(2) Fiscal year 2020 audit-related billings primarily included fees associated with our Form S-8 filing with the SEC in May 2019. No audit-related billings were incurred in fiscal year 2021.
(3) Tax services in fiscal years 2021 and 2020 include assistance in relation to international taxation, review of corporate income tax filings and advice and recommendations on various tax topics.
(4) Fiscal year 2020 fees were adjusted to include out of pocket expenses and final billings received regarding the Company's annual audit.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Raven is composed of four independent directors and operates under a written charter. A copy of this charter is available on the Company's website (www.ravenind.com). The Audit Committee selects the independent registered public accounting firm. The Audit Committee has the authority to determine all funding and make any expenditures it deems necessary in order to carry out its responsibilities and duties.

Management is responsible for the Company's internal controls, financial reporting process, and compliance with laws, regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of the Company's consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were fairly presented and prepared in accordance with generally accepted accounting principles in the United States of America. Management also presented its conclusion that, as of January 31, 2021, internal control over financial reporting was effective. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based upon the Audit Committee's discussion with management, internal audit, and the independent registered public accounting firm, along with the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2021, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company's Board of Directors:

Jason M. Andringa, Chair
Thomas S. Everist
Lois M. Martin
Richard W. Parod

OTHER MATTERS

Solicitation

The Company will bear the cost of preparing, assembling, and mailing the proxy, Proxy Statement, Annual Report, and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, without extra compensation, may solicit proxies in person, by telephone, or other means of communication.

PROCEDURES FOR SUBMITTING SHAREHOLDER PROPOSALS

Proposals for Inclusion in the Proxy Statement

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, any shareholder who desires to submit a proposal for action by the shareholders at the Company's 2022 annual meeting must submit such proposal in writing to, Raven Industries, Inc., Attention: President and CEO, P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, in a timely manner. In order to be included in the Company's proxy statement for the 2022 Annual Meeting, shareholder proposals must be received by the Company no later than December 10, 2021, and must otherwise comply with the requirements of Rule 14a-8. Shareholder proposals received after December 10, 2021, will not be included in the Company's proxy statement relating to the 2022 annual meeting.

Proposals or Director Nominations not Included in the Proxy Statement

For shareholder proposals or director nominations that a shareholder seeks to bring before the 2022 annual meeting but does not seek to have included in the Company's proxy statement and form of proxy for that meeting, the advance notice provisions contained in the Bylaws will apply. In general, notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting. The notice must also contain specified information concerning the matters or director nominees to be brought before such meeting and concerning the shareholder proposing such matters or nomination. Therefore, to be presented at the Company's 2022 annual meeting, such a proposal must be received by the Company on or after January 9, 2022, but no later than February 8, 2022. If the date of the annual meeting is altered by more than 30 days from the date in the previous year, different deadlines will apply.

Due to the complexity of respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

The Board of Directors does not intend to present at the Meeting any other matter not referred to above and does not presently know of any matter that may be presented at the Meeting by others. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Raven Industries, Inc.
Lee A. Magnuson
Corporate Secretary

RAVEN

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the following nominees:

1. Election of Directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01. Jason M. Andringa	☐	☐	☐	05. Marc E. LeBaron	☐	☐	☐
02. Thomas S. Everist	☐	☐	☐	06. Lois M. Martin	☐	☐	☐
03. Janet M. Holloway	☐	☐	☐	07. Richard W. Parod	☐	☐	☐
04. Kevin T. Kirby	☐	☐	☐	08. Daniel A. Rykhus	☐	☐	☐

Please fold here – Do not separate

If you wish to cumulate votes, please indicate your votes in the space that follows: ______________________________

____

____

____

The Board of Directors Recommends a Vote FOR Proposals 2 and 3.

2. To approve, by a non-binding advisory vote, the compensation of our executive officers disclosed in the proxy statement. ☐ For ☐ Against ☐ Abstain

3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending January 31, 2022. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

RAVEN INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 25, 2021
9:00 a.m. CDT

RAVEN

Raven Industries, Inc.
Box 5107
Sioux Falls, SD 57117-5107

Proxy

This proxy is solicited on behalf of the Board of Directors.

The shares of stock you hold in your account will be voted as you specify on the reverse side of this form.

If no choice is specified, the proxy will be voted "FOR" each of the nominees in Proposal 1 and "FOR" Proposals 2 and 3.

By signing the proxy, you hereby appoint Marc E. LeBaron and Daniel A. Rykhus, or either of them, each with the power to appoint his substitute, to represent and to vote all the shares of common stock of RAVEN INDUSTRIES, INC. held by you on March 30, 2021, at the ANNUAL MEETING OF SHAREHOLDERS to be held on May 25, 2021, and at any adjournments thereof.

NOTE: The proxies named above may choose to exercise cumulative voting in the manner described in the accompanying Proxy Statement.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your Telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE
www.proxypush.com/ravn
Use the Internet to vote your proxy until 12:00 p.m. (CDT) on May 24, 2021.

TELEPHONE
1-866-883-3382
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on May 24, 2021.

MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.